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                       SERVICE CORPORATION INTERNATIONAL            Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                   Six Months Ended June 30,
                                                                    1999              1998
                                                                 ----------        ----------
                                                                (Thousands, except ratio amounts)
Pretax income from continuing operations .......................   $ 185,214        $ 308,564

Undistributed income of less than 50% owned equity investees ...      (1,254)          (3,027)
Minority interest in income of majority owned subsidiaries
 with fixed charges ............................................        (878)             140
Add fixed charges as adjusted (from below) .....................     132,911           91,402
                                                                   ---------        ---------
                                                                   $ 315,993        $ 397,079

Fixed charges:
 Interest expense:
         Corporate .............................................   $ 114,846        $  78,649
         Financial services ....................................       5,922            4,772
         Capitalized ...........................................         953            1,541
 Amortization of debt costs ....................................        (637)            (475)
 1/3 of rental expense .........................................      12,780            8,456
                                                                   ---------        ---------
Fixed charges ..................................................     133,864           92,943
 Less: Capitalized interest.....................................        (953)          (1,541)
                                                                   ---------        ---------
Fixed charges as adjusted ......................................   $ 132,911        $  91,402
                                                                   =========        =========


Ratio (earnings divided by fixed charges) ......................        2.36             4.27
                                                                   =========        =========
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